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WCI COMMUNITIES, INC. [LOGO]

Exhibit 99.1
                               Investor Contact: Steve Zenker
                                                 (239) 498-8066
                                                 stevezenker@wcicommunities.com
                                                 ------------------------------

                               Media Contact:    Ken Plonski
                                                 (239) 498-8691
                                                 kenplonski@wcicommunities.com
                                                 -----------------------------


                            FOR IMMEDIATE RELEASE

                       WCI Reports First Quarter Orders


                  Bonita Springs, FL (Apr. 10, 2003) - WCI Communities, Inc. (NYSE:WCI), a leading builder of highly-amenitized lifestyle communities, announced today that the contract value of its first quarter new orders decreased 4.0% to $240.3 million, compared to $250.2 million in the first quarter of 2002. The average price of units sold increased 25.7%, reflecting demand for more expensive homes located in three newly introduced traditional homebuilding communities and in certain existing communities that serve primary / move-up homebuyers.

                  Unit orders for the first quarter ended March 31, 2003 decreased 23.6% to 450 units, compared to 589 units in the same period last year. President Jerry Starkey said that concern about the war slowed demand during the quarter, but according to Starkey, "this cautious attitude among our customers may lead to healthy pent-up demand once the conflict is resolved."

                  "Given a challenging environment, including the commencement of the war with Iraq, we are pleased to have achieved a dollar sales volume comparable to last year," said Starkey. "The Company reported a traffic decrease of approximately 10 percent in its communities, with most of the decline occurring in the second half of the quarter."


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                  WCI plans to report earnings for its first quarter on April
29, 2003, and expects net income to be in the lower half of the Company's previously issued guidance of $10 to $15 million."

                                           Three Months Ended

                                         03/31/03       03/31/02
                                         --------       --------
Traditional Homebuilding:
Net new contracts                            396            497
New contract value (000)                $180,201       $156,182
Average price (000)                         $455           $314

Tower Homebuilding:
Net new contracts                             54             92
New contract value (000)                 $60,059        $93,993
Average price (000)                       $1,112         $1,022

Combined Homebuilding:
Net new contracts                            450            589
New contract value (000)                $240,260       $250,175
Average price (000)                         $534           $425


                                             Backlog Data

                                       3/31/03                3/31/02
                                       -------                -------
                                             Dollars                  Dollars
                                             -------                  -------
                                  Units       (000)        Units       (000)
                                  -----       -----        -----       -----
                                  1,072     $453,544        888       $351,276

Traditional Homebuilding

Tower Homebuilding                          $317,769                  $452,821
Combined Homebuilding                       $771,313                  $804,097


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                                  About WCI

         Based in Bonita Springs, Florida, WCI has been creating amenity-rich, leisure-oriented master-planned communities for more than 50 years. WCI's award-winning communities offer primary, retirement, and second-home buyers traditional and tower home choices with prices from $100,000 to more than $10 million and currently feature more than 549 holes of golf and 1,000 boat slips as well as country club, tennis and recreational facilities. The company also derives income from its 28-office Prudential Florida WCI Realty division, its mortgage and title businesses, and its amenities division, which operates many of the clubhouses, golf courses, restaurants, and marinas within its 30 communities. The company currently owns and controls developable land of over 14,000 acres.

          Certain information included herein and in other company reports, Security and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company's anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI's ability to compete in the Florida real estate market; the availability and cost of land in desirable areas in Florida and elsewhere and the ability to expand successfully into those areas; WCI's ability to obtain necessary permits and approvals for the development of its lands; WCI's ability to raise debt and equity capital and grow its operations on a profitable basis; WCI's ability to pay principal and interest on its current and future debts; WCI's ability to sustain or increase historical revenues and profit margins; material increases in labor and material costs; increases in interest rates; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and the continuation and improvement of general economic conditions and business trends. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company's actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

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     For more information about WCI and its residential communities visit
                            www.wcicommunities.com